Exhibit 99

National City Corporation 1900 E. 9th St. Cleveland, OH 44114-3484
NEWS RELEASE
For Immediate Release

Investor Contact:	Media Contact:
Jill Hennessey	Kristen Baird Adams
216-222-9253	216-222-8202
jill.hennessey@nationalcity.com	kristen.bairdadams@nationalcity.com
NATIONAL CITY FILES FORM 10-Q; REVISES THIRD QUARTER FINANCIAL
RESULTS FOR GOODWILL IMPAIRMENT ARISING FROM PROPOSED
ACQUISITION BY PNC
     Cleveland — November 6, 2008 — National City Corporation (NYSE: NCC) today filed its Form 10-Q for the three months ended September 30, 2008, with the Securities and Exchange Commission. The financial results contained in that filing have been revised from the amounts reported at the time of the company’s earnings release on October 21. On October 24, 2008, National City executed a definitive agreement to be acquired by PNC Financial Services Group, Inc. The value of the total consideration as of the announcement date was less than National City’s book value and approximately equal to its market capitalization at that time. This event prompted the Corporation to test goodwill for impairment in light of the stated transaction price. As a result of that test, the company determined that a write-off of $1.34 billion of goodwill, all associated with the Corporate Banking business line, was appropriate as of September 30. Reflecting this non-cash charge, the third quarter net loss is now $2.1 billion, versus $729 million previously reported, and net loss per share is $7.40, versus $5.86 previously reported. Stockholders’ Equity is revised to $15.8 billion, versus $17.2 billion previously reported. There is no effect on tangible equity, cash flow, or regulatory capital.
About National City
National City Corporation (NYSE: NCC), headquartered in Cleveland, Ohio, is one of the nation’s largest financial holding companies. The company operates through an extensive banking network primarily in Ohio, Florida, Illinois, Indiana, Kentucky, Michigan, Missouri, Pennsylvania and Wisconsin, and also serves customers in selected markets nationally. Its core businesses include corporate and retail banking, mortgage financing and servicing, consumer finance and asset management. For more information about National City, visit the company’s Web site at www.nationalcity.com.